EXHIBIT 7C

For period ending 08/31/2007 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.



Series
Number   Series Name                                                   Is this the last filing for this Series?
                                                                                        (Y/N)

101      Wells Fargo Advantage Life Stage - Conservative Portfolio                        N
102      Wells Fargo Advantage Life Stage - Moderate Portfolio                            N
103      Wells Fargo Advantage Heritage Money Market Fund                                 N
104      Wells Fargo Advantage Municipal Money Market Fund                                N
141      Wells Fargo Advantage Dow Jones Target 2015 Fund                                 N
142      Wells Fargo Advantage Dow Jones Target 2025 Fund                                 N
143      Wells Fargo Advantage Dow Jones Target 2035 Fund                                 N
144      Wells Fargo Advantage Dow Jones Target 2045 Fund                                 N
145      Wells Fargo Advantage Dow Jones Target 2050 Fund                                 N
